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                         [INFOSPACE LOGO APPEARS HERE]

                                                                   EXHIBIT 10.25

                               November 22, 1998


Dear Bernee:

    InfoSpace.com, Inc. (the "Company") is pleased to extend an offer to you for the position of President and Chief Operating Officer in our Redmond office. We believe that your services can provide an important asset to the Company, and that the Company can offer you an opportunity for personal and professional growth.

    Your start date will be on or about November 23, 1998, and this position reports directly to me. The position has been classified as exempt position.
If you have any questions about the position responsibilities that I have not answered in our discussions, I'd be glad to talk with you about them. Please be aware that the Company may change the responsibilities of the position at its discretion to meet the Company's evolving needs.

    Your initial compensation will be an annual salary of $250,000, less social security contributions, income tax withholding and any other applicable deductions.

    In addition to the above compensation, I will recommend to the Company's Board of Directors that you should receive options for 500,000 shares of Common Stock. If the Board approves this recommendation, then the options would be subject to the terms of the Company's standard form Employee Stock Option Agreement. The exercise price will be determined at the time of the Board's
approval.   Under that agreement, ten percent (10%) of the total options would vest upon your start date, ten percent (10%) would vest upon the six month anniversary of your start date, five percent (5%) would vest upon the first anniversary of your start date, and the remaining seventy five percent (75%) would vest in equal monthly increments over the next three years, as long as you are still employed by the Company. However, if you leave voluntarily or are terminated for Cause prior to the six month anniversary of your start date, you will forfeit the options that vested upon your start date, and if you exercised those options prior to the termination date of your employment, then the Company will have the right to repurchase the shares acquired by you upon such exercise at the exercise price stated in your option agreement.

    For purposes of this Letter Agreement, "Cause" for your termination will exist at any time after the happening of one or more of the following events:
(a) a repeated, willful failure or a repeated refusal to comply in any material respect with the reasonable policies, standards or regulations of the Company;
(b) a repeated willful failure or a repeated refusal in any material respect, faithfully or diligently, to perform your duties determined by the Company in accordance with this Letter Agreement or the customary duties of your employment (except due to ill health or disability); (c) unethical or fraudulent conduct or conduct that materially discredits the Company or is materially detrimental of the reputation, character or standing of the Company; (d) dishonest
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conduct or a deliberate attempt to do an injury to the Company; (e) your material breach of a term of this Letter Agreement or the Nondisclosure, Invention Release and Noncompetition Agreement (Employee), including, without limitation, your theft of any of the Company's proprietary information; (f) a criminal act; or (g) your death.

    In addition to the foregoing options, I will recommend to the Company's Board of Directors that you receive options to purchase an additional 250,000 shares of Common Stock. If the Board approves this recommendation, then the options would be subject to the terms of the Company's standard form Employee Stock Option Agreement. The exercise price will be determined at the time of the Board's approval. Under that agreement, these options would vest upon the 6th anniversary of your start date, as long as you are still employed by the Company on that date. However, in the event that both the gross revenue and net income performance criteria (Target Revenue and Income) specified in Exhibit A attached hereto are met in each of the next four fiscal years, then 62,500 of these 250,000 options would vest upon the last day of the fiscal year immediately following the one year anniversary of your start date, 62,500 options would vest upon the last day of the fiscal year immediately following the second anniversary of your start date, 62,500 options would vest upon the last day of the fiscal year immediately following the third anniversary of your start date, 62,500 options would vest upon the last day of the fiscal year immediately following the fourth anniversary of your start date, provided in each case that you are still employed by the Company at that time. If both Target Revenue and Income are not met in any of those years, then the options that would have had accelerated vesting at such time will not vest until the 6/th/ anniversary of your start date, provided that you are still employed by the Company at that time.

    Furthermore, I will ask the Company's Board of Directors to consider appointing you as a member of the Board.

    In consideration of your immediate need to move to the Redmond, Washington area, the Company will pay you a housing allowance of $3,000 per month for the six months beginning on your start date, and will pay for relocation expenses not to exceed $75,000.

    The foregoing is a brief description of some of your principal benefits as a Company employee. A full description of the benefits not covered in this letter is contained in the

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enclosed benefits summary, which also provides important information about the
Company's general policies and procedures.

    The Company's corporate policy requires all employees to sign, prior to and as a condition of employment, the attached Nondisclosure, Invention Release and Noncompetition Agreement (Employee). Federal law requires that each individual provide proof of employment eligibility by completing a Form I-9 (enclosed) and with any necessary supporting documentation.

    We are very pleased to add you to our team of professionals and are looking forward to a mutually rewarding association. Although we have every hope that our relationship will be a long lasting one, situations may arise that affect this expectation. For this reason, you or the Company may terminate your employment at any time, with or without cause. However, in the event that the Company terminates your employment for any reason other than Cause, you will be entitled to a payment equal to one year of your base salary and benefits (not to include any additional stock vesting for such period) at the time of such termination. In the event that the Company terminates your employment for Cause you will be entitled to receive only accrued and unpaid salary and incurred but unreimbursed expenses and your options will be governed by the terms of your Employee Stock Option Agreements.

    Upon your acceptance of this letter, the terms stated herein represent the entire agreement concerning your employment with the Company, and supersede and replace all prior discussions and correspondence between us on this subject. Should you have any questions about the information in this letter or other documents to which it refers, please let me know. Please indicate your acceptance of this offer by signing below and returning this letter to our office at your earliest convenience, together with the signed Nondisclosure Agreement.

    I would like to extend a warm welcome on behalf of everyone at the Company. We are looking forward to your beginning work soon.

                                   Sincerely,

                                   /s/ Naveen Jain
                                   Naveen Jain


Enclosures

ACCEPTED:


/s/ Bernee Dl Strom                       22 November 1998
____________________________              _______________________
Signature                                  Date

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